Exhibit 99.1

Archemix Contact:	Nuvelo Contacts:
Davia Temin	Nicole Estrin
Temin and Company	Associate Director of Corporate
(212) 588-8788	Communications & IR
news@teminandco.com	650-517-8472
nestrin@nuvelo.com

Carolyn Bumgardner Wang
WeissComm Partners, Inc.
415-946-1065
carolyn@weisscommpartners.com

ARCHEMIX AND NUVELO EXPAND COLLABORATION AND NOMINATE NEW

CLINICAL COMPOUND

CAMBRIDGE, Mass. and SAN CARLOS, Calif., August 1, 2006 – Archemix Corp. and Nuvelo, Inc. (Nasdaq: NUVO) today announced that they have expanded their collaboration agreement. Under the new agreement, which replaces the existing 50/50 collaboration, Archemix will be responsible for the discovery of short-acting aptamers targeting the coagulation cascade for use in acute cardiovascular procedures, and Nuvelo will be responsible for the development and worldwide commercialization of these aptamers. In addition, Nuvelo has designated NU172 (ARC2172), a short-acting, direct thrombin inhibiting aptamer, as a development candidate.

Under the new collaboration agreement, Nuvelo will make an initial upfront payment to Archemix of $4.0 million and, under certain circumstances may invest up to $10.0 million in Archemix’s common stock upon an initial public offering. Nuvelo will also fund Archemix research in the area of short-acting aptamers for the next three years at a minimum of $5.25 million. In addition, Archemix may receive payments totaling up to $35.0 million per development compound on the achievement of specified development and regulatory milestones, along with potential royalty payments based on sales of licensed compounds. At the initiation of the first Phase 3 study for any licensed compound, Archemix has the option to elect to participate in profits from sales of the compound by funding its pro rata share of prior and future product development and commercialization expenses, in lieu of receiving milestone payments and royalties with respect to that compound.

“The development of anticoagulants with rapid onset and offset of action continues to represent a great opportunity as there is an unmet medical need for an anticoagulant with fewer side effects and more predictable dosing than heparin combined with its antidote, protamine,” said Dr. Ted W. Love, chairman and chief executive officer of Nuvelo. “This strategic alliance with Archemix maximizes our respective core competencies—Archemix’s unparalleled expertise in the identification and optimization of aptamers and Nuvelo’s cardiovascular development capability. It will also allow both companies to benefit from the acute cardiovascular commercial infrastructure that we are putting in place to support the launch of our lead compound, alfimeprase.”

“The expansion of our existing collaboration highlights the potential of aptamers as a novel source of therapeutics,” said Dr. Errol De Souza, president and chief executive officer of Archemix. “Although the original molecule developed under the prior agreement, ARC183, demonstrated proof-of-concept in the clinic, it was not optimal for further clinical development due to its lower potency. The rapid discovery cycle times associated with aptamers allowed us to generate a more potent development candidate, NU172, within one year of initiation of the project. Recognizing the potential of NU172 and the need for short-acting anticoagulants in general, Nuvelo elected to expand our collaboration and build upon the foundation of clinical learning we achieved during the term of our original agreement. We are very enthusiastic about expanding our collaboration with Nuvelo and leveraging each others’ strengths to the mutual benefit of the collaboration.”

NU172 is an aptamer that directly inhibits thrombin’s ability to generate fibrin, the protein that provides the scaffolding for blood clots. Data from early animal models suggest that NU172 is a potent anticoagulant that offers the potential for predictable anticoagulant effects, rapid onset and offset of action, reduced bleeding complications and no risk of heparin induced thrombocytopenia. Nuvelo has already commenced IND-enabling studies with NU172.

About Aptamers

Aptamers are single-stranded nucleic acids that form well-defined three-dimensional shapes, allowing them to bind target molecules in a manner that is conceptually similar to antibodies. Aptamers combine the optimal characteristics of small molecules and antibodies, including high specificity and affinity, chemical stability, low toxicity and immunogenicity and the ability to target protein-protein interactions. In contrast to monoclonal antibodies, aptamers are chemically synthesized rather than biologically expressed, offering a significant cost advantage.

About Archemix

Archemix Corp. is a privately-held biopharmaceutical company based in Cambridge, Massachusetts. The company’s mission is to develop aptamers as a class of directed therapeutics for the prevention and treatment of human disease. Because of their unique properties and proven efficacy, aptamers offer an alternative to biologics and small molecules in numerous applications and offer the potential to be a major class of drugs for the treatment of unmet medical needs.

Archemix’s aptamer expertise is complemented by a robust patent estate comprised of over 220 issued and 230 pending patents covering the identification, composition, and use of therapeutic aptamers. In addition to the company’s core aptamer generation technology, Archemix possesses strong expertise in both preclinical and clinical drug development. Further information on Archemix can be found at http://www.archemix.com.

About Nuvelo

Nuvelo, Inc. is dedicated to improving the lives of patients through the discovery, development and commercialization of novel drugs for acute cardiovascular and cancer therapy. Nuvelo’s development pipeline includes three acute cardiovascular programs: alfimeprase, a direct-acting thrombolytic in four Phase 3 clinical trials for the treatment of thrombotic-related disorders; rNAPc2, an anticoagulant that inhibits the factor VIIa and tissue factor protease complex which recently completed Phase 2 clinical development in acute coronary syndromes; and preclinical candidate NU172, a direct thrombin inhibitor for use as a short-acting anticoagulant during medical procedures. Nuvelo is also advancing an emerging oncology pipeline, which includes NU206 for the potential treatment of chemotherapy/radiation therapy-induced mucositis, as well as rNAPc2 for potential use as a cancer therapy. In addition, Nuvelo expects to leverage its expertise in secreted proteins and cancer antibody discovery to further expand its pipeline and create additional partnering and licensing opportunities.

Information about Nuvelo is available at our website at www.nuvelo.com or by phoning 650-517-8000.

Nuvelo Safe Harbor

This press release contains “forward-looking statements” regarding the timing and progress of Nuvelo’s clinical programs, the potential improvement or benefit that current and future clinical trial programs may demonstrate, the numbers of patients who may be eligible for treatment, and the anticipated commercial launch of alfimeprase, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and uncertainties relating to our ability to obtain funding. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo’s annual report on Form 10-K for the year ended December 31, 2005 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

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